EXHIBIT 10.2

NCR CORPORATION ECONOMIC PROFIT PLAN

Amended and Restated Effective Upon Stockholder Approval at the 2015 Annual Meeting

PREAMBLE

The purpose of the Plan is to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining employees by providing incentives and financial rewards to such employees that are intended to be deductible to the maximum extent practicable as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Plan was adopted by the Board of Directors of the Company on February 22, 2011 and approved by the Company’s stockholders on April 27, 2011. Thereafter, the Plan was amended effective as of December 13, 2011, January 24, 2012, January 1, 2014 and April 22, 2014. An amendment and restatement of the Plan was approved by the Company’s Board of Directors on February 23, 2015, but such amendment and restatement is subject to approval by the Company’s stockholders at the 2015 annual meeting of stockholders, and shall be null and void and of no further effect if such stockholder approval is not obtained.

ARTICLE I

Definitions

1.1
Applicable Percentage means sixty-seven percent (67%) in the case of a termination by the Company without Cause or a resignation for Good Reason and one hundred percent (100%) in the case of a termination by reason of Retirement or Disability.

1.2
Award Statement means a written statement (a) identifying an individual as a Participant, (b) setting forth the percentage of Economic Profit that represents the Participant’s Bonus Credit opportunity under the Plan for the applicable Performance Period, (c) setting forth, to the extent applicable, the Participant’s Bonus payment and Bonus Credit for the prior Performance Period, (d) setting forth, to the extent applicable, the balance in the Participant’s Bonus Bank, and (e) containing such other terms and conditions as may be determined by the Committee in its sole discretion. For the avoidance of doubt, an Award Statement may be in electronic form.

1.3	Bonus means the portion of a Participant’s Bonus Bank payable to a Participant in accordance with the terms of the Plan.

1.4
Bonus Bank means the bookkeeping account established and maintained by the Company under the Plan for the Participant which reflects the aggregate Bonus Credits for such Participant less the aggregate Bonuses paid to such Participant, in each case, in accordance with the terms of the Plan.

1.5	Bonus Credit means the amount credited to a Participant’s Bonus Bank for a Performance Period based on Economic Profit.

1.6
Cash Flow from Operations means net cash provided by operating activities as reported under GAAP, excluding extraordinary cash payments made to or under any of the Company’s global defined benefit pension and retirement plans in connection with the Company’s pension strategy to reduce pension liability or increase pension funding (which may include but is not limited to cash payments made in connection with any annuity purchase, plan termination or settlement) (provided that, to the extent required by Section 409A of the Code, the prior definition of Cash Flow from Operations shall apply).

1.7	Cash Flow Test has the meaning set forth in Section 3.4.

1.8
Cause means, unless otherwise provided in an Award Statement, (a) “Cause” as defined in any Individual Agreement, or (b) if there is no Individual Agreement or if it does not define Cause: (i) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling the Participant’s employment duties, (iii) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (iv) a material violation of the Company’s ethics and compliance program or (v) such other events as shall be determined by the Committee and set forth in a Participant’s Award Statement.

1.9	Change in Control means any of the following events:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (a) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (d) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) of this Section 1.9; or

(ii) individuals who, as of the date of this Plan, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the

Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation, resulting from such Corporate Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Corporate Transaction; and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Corporate Transaction; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

1.10	Code means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

1.11
Committee means the Compensation and Human Resource Committee of the Board of Directors of the Company, or a subcommittee thereof consisting of members appointed from time to time by the Board of Directors of the Company. The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Section 162(m) of the Code.

1.12	Company means NCR Corporation, a Maryland corporation.

1.13	Compensation Recovery Policy has the meaning set forth in Section 7.11.

1.14	Competing Organization has the meaning set forth in Section 6.2.

1.15
Disability means a total and permanent disability that causes a Participant to be eligible to receive long-term disability benefits from the NCR Long-Term Disability Plan, or any similar plan or program sponsored by a subsidiary or affiliate of the Company.

1.16
Economic Profit, for any Performance Period, means the difference between (a) the Company’s Net Operating Profit After Tax and (b) the product of (i) Total Invested Capital and (ii) Weighted Average Cost of Capital.

1.17     GAAP means Generally Accepted Accounting Principles.

1.18
Good Reason shall have the meaning set forth in an Individual Agreement. For the avoidance of doubt, (a) if there is no Individual Agreement or if it does not define Good Reason, the provisions applicable to a resignation for “Good Reason” under the Plan shall not apply to the Participant and (b) “Good Reason” shall not apply to a Participant under the Plan by virtue of its application to a Participant following a Change in Control under the Company’s Amended and Restated Change in Control Severance Plan.

1.19
Grandfathered Bonus Bank means (i) a Participant’s Bonus Bank as of December 31, 2014 (for the avoidance of doubt, without taking into account any Bonus Credit for calendar year 2014 to be credited in 2015) minus (ii) the aggregate of all distributions made to the Participant pursuant to Section 3.4 and Section 4.3(b)(ii) after December 31, 2014.

1.20
Individual Agreement means an employment, consulting or similar agreement between a Participant and the Company or one of its subsidiaries or affiliates. For the avoidance of doubt, the term Individual Agreement does not include any severance plan or policy that covers more than one individual.

1.21	Net Operating Profit After Tax means Non-Pension Operating Income less cash paid for income taxes and the cash paid for restructuring charges.

1.22
Non-Pension Operating Income means income (loss) from operations reported under generally accepted accounting principles, excluding the impact of pension expense (benefit), excluding the impact of non-operational adjustments as reported in the Company’s Annual Report on Form 10-K and excluding the impact of foreign currency fluctuations as compared to foreign currency rates used to establish the Company’s current year plan.

1.23	Participant means any employee of the Company or any of its subsidiaries or affiliates who is selected by the Committee to participate in the Plan.

1.24	Performance Period means the calendar year designated by the Committee pursuant to Section 3.1 of the Plan with respect to which the achievement of the performance goals is to be measured.

1.25	Plan means this NCR Corporation Economic Profit Plan.

1.26
Prorated Bonus Bank means, for a Participant described in Section 4.3, (a) the Participant’s Bonus Bank (adjusted as provided in Section 4.3(b)(i) and reduced by any distributions made or to be made pursuant to Section 4.3(a) and Section 4.3(b)(ii)) as of July 31 of the year following the year of the Participant’s termination of employment (b) multiplied by a fraction, (i) the numerator of which is the number of days in which the Participant was actively employed by the Company in the year in which the Participant’s employment with the Company terminates, and (ii) the denominator of which is 365, (c) multiplied by thirty-three percent (33%).

1.27
Retirement means termination of employment with the Company or a subsidiary or affiliate when a Participant is age 62 or older with at least 10 years of continuous service with the Company and its subsidiaries and affiliates for the period ending on the date of the Participant’s termination of employment (but excluding service with any entity whose stock or assets were acquired by the Company for the period prior to such acquisition).

1.28
Total Invested Capital means debt (long and short term), plus stockholders’ equity, adjusted to eliminate the after-tax impact of the current year impact of pension expense (benefit), to exclude the impact of non-operational adjustments as reported in the Company’s Annual Report on Form 10-K, and to exclude the impact of foreign currency exchange fluctuations as compared to foreign currency rates used to establish the Company’s current year plan.

1.29
Weighted Average Cost of Capital means the sum of (a) the product of (i) cost of equity and (ii) the weighted market value of the Company’s common shares outstanding and (b) the product of (i) the cost of debt and (ii) the weighted market value of the long-term debt and short-term debt, divided by (c) the sum of the weighted market value of common shares outstanding and the weighted market value of long-term debt and short-term debt.

ARTICLE II

Eligibility and Participation

The Committee shall, in its sole discretion, determine for each Performance Period those individuals who shall be Participants in the Plan for such Performance Period, subject to Section 4.1, no later than the earlier of 90 days after the beginning of each Performance Period or the expiration of twenty-five percent (25%) of such Performance Period. The Committee shall notify an individual that he or she is a Participant in the Plan for a Performance Period by providing such individual with an Award Statement for such Performance Period. Participation in the Plan by any Participant during any Performance Period shall not entitle a Participant to participation in the Plan during any subsequent Performance Period.

ARTICLE III

Bonuses

3.1
Bonus Credit Awards.    For each Performance Period, a Participant will be eligible to earn a Bonus Credit, which will equal a specified percentage of Economic Profit for such Performance Period. The Committee shall, subject to Section 4.1, no later than the earlier of 90 days after the beginning of each Performance Period or the expiration of twenty-five percent (25%) of such Performance Period, (a) affirm the applicability of Economic Profit as the performance criterion for such Performance Period, and (b) determine the pre-established percentage of Economic Profit that each Participant will be eligible to earn as a Bonus Credit under the Plan, subject to the individual maximum amounts described in the final sentence of this Section 3.1. A Performance Period shall be determined by the Committee and set forth in each Participant’s Award Statement. The maximum percent of Economic Profit that may be earned by any Participant as a Bonus Credit for a particular Performance Period is five percent (5%).

3.2
Determination of Bonus Credit Amount.    Following the close of each Performance Period, the Committee will certify in writing as to the attainment of Economic Profit for the Performance Period. Once the amount of Economic Profit is determined as soon as reasonably practicable after the end of the Performance Period, a Bonus Credit shall be credited to a Participant’s Bonus Bank for the Performance Period, and the determination of the Committee will be final and binding. The Bonus Credit for any Participant for any Performance Period may be a negative number or a positive number. If the Bonus Credit is a positive number, the Participant’s Bonus Bank will be increased by the amount of such Bonus Credit; if the Bonus Credit is a negative number, the Bonus Bank will be decreased by the amount of such Bonus Credit, including a decrease such that the Participant’s overall Bonus Bank balance is negative. If a Participant’s overall Bonus Bank account balance is negative as of the date a Bonus would be paid under the Plan (as described below), no Bonus will be paid to such Participant under the Plan, but the Participant’s negative Bonus Bank shall not reduce the amount of other compensation payable to, or offset any amount otherwise due to, such Participant.

3.3
Discretionary Adjustment.    The Committee may not increase the pre-established percentage of Economic Profit that may be credited to any Participant’s Bonus Bank under the Plan for a Performance Period, but it retains the authority to reduce the Bonus Credit to be credited to a Participant’s Bonus Bank under the Plan for a Performance Period (provided that such authority to reduce a Bonus Credit does not apply to any Bonus Credits made pursuant to Article V). The Committee may establish factors to take into consideration in implementing its discretion, including, but not limited to, corporate or business unit performance against budgeted financial goals (e.g., operating income or revenue), achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance.

3.4	Payment of Bonus. Except as otherwise determined by the Committee and set forth in a Participant’s Award Statement, subject to a Participant’s continued employment through the date on which a Bonus is paid, a Participant will be paid in cash in a lump sum on each August 1 a Bonus in an amount equal to thirty-three percent (33%) of the Participant’s then-current Bonus Bank. Notwithstanding the foregoing, (a) if the Company’s Cash Flow From Operations for the year immediately preceding the year in which a Bonus would otherwise be paid (after accrual of any amounts earned under the Plan for such year) is not equal to or in excess of one percent (1%) of the Company’s total revenues for such prior year (the “Cash Flow Test”), no Bonus will be paid under the Plan for such year and the amount that otherwise would have been paid in such year shall continue to be included in the Participant’s Bonus Bank, without interest, and payable in accordance with the terms of the Plan and (b) if a Participant would receive payments of a Bonus or Bonuses under this Plan in excess of $10 million in the aggregate in any calendar year, the amount of the Bonus or Bonuses in excess of $10 million will not be paid under the Plan in such year and the amount in excess of $10 million that otherwise would have been paid in such year shall continue to be included in the Participant’s Bonus Bank, without interest, and payable in the future in accordance with the terms of the Plan. For the avoidance of doubt, the $10 million limitation in the immediately-preceding sentence does not apply to distributions made pursuant to Section 4.3, Section 4.4, or Article V.
ARTICLE IV

New Hires, Promotions and Terminations

4.1
New Participants During the Performance Period.    If an individual is newly hired or promoted during a Performance Period and is designated by the Committee to become a Participant for such Performance Period, he or she shall be eligible for a Bonus Credit under the Plan for the Performance Period, prorated for the portion of the Performance Period following the date of his or her designation to become a Participant in the Plan.

4.2
Termination of Employment.    Except as otherwise provided in Section 4.3, Section 4.4 or Article V, a Participant will immediately forfeit his or her entire Bonus Bank and any right to any future Bonus Credits upon a termination of employment for any reason.

4.3
Termination by the Company without Cause/By Participant for Good Reason or Retirement. If a Participant’s employment is terminated by the Company without Cause, or the Participant resigns for Good Reason or terminates employment by reason of Retirement, the following rules shall apply:

(a)
Grandfathered Bonus Bank. With respect to the Grandfathered Bonus Bank (if any), the Participant will be paid the Applicable Percentage of the Participant's Grandfathered Bonus Bank in four equal installments on each of the first four six-month anniversaries of the Participant's termination of employment. Any remaining portion of the Grandfathered Bonus Bank will be forfeited. Notwithstanding the foregoing, if the Cash Flow Test (as applied by reference to the definition of Cash Flow from Operations in effect on the Plan’s original effective date) is not met for the year immediately preceding the year in which any such termination occurs, the Participant's first installment payment will be delayed and will continue to be held in the Participant's Bonus Bank, without interest, until the second installment payment is due, at which time the first and second installment payments will be paid to the Participant. The Participant's remaining installment payments will be made at the normal times set forth in this Section 4.3(a).

(b)	Additional Bonus Credit and Payments.

(i)
The Participant will be credited with (i) a Bonus Credit, if any, for any complete Performance Period during which the Participant participated in the Plan but for which the Participant has not yet received a Bonus Credit pursuant to Section 3.2 as of the date of his or her termination of employment with the Company, and (ii) a Bonus Credit pursuant to Section 3.2 for the year in which the Participant’s termination of employment occurs, to be credited at the same time Bonus Credits for such year are credited pursuant to Section 3.2.

(ii)
If the Participant’s termination of employment is before August 1 of the year of termination, the amount that would have been payable pursuant to Section 3.4 on August 1 of the year of termination shall be paid in the same manner as specified in Section 3.4 as if the Participant had remained actively employed by the Company (and, for the avoidance of doubt, such payment shall reduce the Grandfathered Bonus Bank).

(iii)
In addition, to the extent that the Participant’s Prorated Bonus Bank exceeds the amount (if any) payable to the Participant pursuant to Section 4.3(a), then the amount of such excess (if any) will be paid to the Participant in cash in a lump sum on August 1 of the year following the year in which the Participant’s termination of employment occurs, and any remaining portion of the Bonus Bank shall be forfeited. Notwithstanding the foregoing, if the Cash Flow Test is not met for the year immediately preceding the year in which any such termination occurs, the payment described in this Section 4.3(b)(iii) will be delayed and will continue to be held in the Participant's Bonus Bank, without interest, until the next-following August 1, at which time it will be paid to the Participant.

4.4
Death or Disability.    Upon a termination of employment by reason of the Participant’s death or Disability, the Participant will be credited with a Bonus Credit, if any, for any Performance Period or portion thereof during which the Participant participated in the Plan but for which the Participant has not yet received a credit through the end of the quarter in which the termination by reason of death or Disability occurs. Subject to Section 4.3(a) in the case of Disability (which payments shall offset the amount payable pursuant to this Section 4.4), the Participant will be paid in a cash lump sum the Participant’s entire Bonus Bank (with the amount of the Bonus Bank determined after the Participant’s Bonus Bank is credited with Bonus Credits pursuant to the immediately preceding sentence) as soon as reasonably practicable following the end of the calendar quarter in which the Participant’s death or Disability occurs (and in no event later than two and one-half months after the end of such calendar quarter).

ARTICLE V

Payment Upon Change in Control

Upon a Change in Control, each Participant will be credited with a Bonus Credit, if any, for any Performance Period or portion thereof during which such Participant participated in the Plan but for which such Participant has not yet received a credit through the effective date of the Change in Control. Notwithstanding any provision of the Plan to the contrary, each Participant will be paid in a lump sum within 30 days following the Change in Control the Participant’s entire Bonus Bank in cash (with the amount of the Bonus Bank determined after the Participant’s Bonus Bank is credited with Bonus Credits pursuant to the immediately preceding sentence); provided, however, that such payment shall be made upon the Change in Control only if such Change in Control also constitutes a “change in control event” within the meaning of Section 409A of the Code and shall otherwise be made at the times specified in Section 3.4 or Article IV, as applicable; provided, further that, with respect to any Participant (a) whose employment has terminated prior to the Change in Control and (b) who is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under the Plan under this sentence during the six-month period immediately following the separation from service shall instead be paid on the first business day after the date that is six months following the separation from service or, if earlier, the Participant’s death.

ARTICLE VI

Restrictive Covenants

6.1
Bonus Credits and Bonus Bank Payments Subject to Compliance with Restrictive Covenants.    In exchange for the opportunity to participate in the Plan, the Participant will not, during employment with the Company and for a 12-month period after the Participant’s termination of employment (or if applicable law mandates a maximum time that is shorter than 12 months, then for a period of time equal to that shorter maximum period), regardless of the reason for the Participant’s termination, directly or through others, without the prior written consent of the Chief Executive Officer of the Company: (a) render services directly or indirectly to, or become employed by, any Competing Organization (as defined in this Article VI) to the extent such services or employment involves the development, manufacture, marketing, advertising, sale or servicing of any product, process, system or service which is the same or similar to, or competes with, a product, process, system or service manufactured, sold, serviced or otherwise provided by the Company, its subsidiaries or affiliates, to its customers and upon which the Participant worked or in which the Participant participated during the last two years of employment; (b) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of the Company, its subsidiaries or affiliates, to terminate his or her employment with the Company, its subsidiaries or affiliates, or otherwise cease his or her relationship with the Company, its subsidiaries or affiliates; or (c) solicit the business of any firm or company with which the Participant worked during the preceding two years while employed by the Company, including customers of the Company, its subsidiaries or affiliates. If the Participant breaches the terms of this Section 6.1, Participant agrees that in addition to any liability Participant may have for damages arising from such breach, any outstanding Bonus Credits and any amounts in the Participant’s Bonus Bank (or to be credited to the Participant’s Bonus Bank) will be immediately forfeited, and Participant will repay to the Company any Bonus Bank payments made during the twelve months prior to the date of termination of employment.

6.2
Competing Organization.    As used in this Article VI, “Competing Organization” means an organization identified as a Competing Organization by the Chief Executive Officer of the Company for the year in which Participant’s employment with the Company terminates, and any other person or organization that is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by the Company to its customers. The list of Competing Organizations identified by the Chief Executive Officer is maintained by the Company’s Law Department.

ARTICLE VII

Miscellaneous

7.1
Withholding Taxes.    The Company shall have the right to make payment of Bonus Credits net of any applicable federal, state and local taxes required to be withheld, or to require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

7.2
Nontransferability.    No Bonus Credit may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, including assignment pursuant to a domestic relations order, during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Bonus Credit shall be paid during the Participant’s lifetime only to the Participant, or, if permissible under applicable law, to the Participant’s legal representatives; provided, however, that a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and to receive any amounts payable under the Plan in the event of such Participant’s death. No Bonus Credit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, or torts of the Participant.

7.3
Administration.    The Committee shall administer the Plan, interpret the terms of the Plan, amend and rescind rules relating to the Plan, and determine the rights and obligations of Participants under the Plan. The Committee may delegate any of its authority as it solely determines and for all purposes of the Plan such delegate shall be deemed to be the “Committee” for all purposes of the Plan. In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel and other persons to assist or render advice to the Committee, all at the expense of the Company. Any determinations made by the Committee under the Plan shall be final, binding and conclusive on the Company, its affiliates, subsidiaries and their respective stockholders and each Participant in the Plan for all purposes. The provisions of the Plan are intended to ensure that all amounts paid hereunder qualify for the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code, and the Plan shall be interpreted and operated consistent with that intention.

7.4
Severability.    If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision will be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

7.5
No Fund Created.    Bonuses shall be paid from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. Neither the Plan nor any Bonus Credit shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive a Bonus, such right shall be no greater than the right of any unsecured general creditor of the Company. For the avoidance of doubt, the Bonus Bank shall in no event be eligible to earn interest.

7.6
Employment at Will.    Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Bonus Credit to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

7.7
Amendment or Termination of the Plan.    The Committee reserves the right to amend, modify, suspend or terminate the Plan at any time, provided that no such amendment, modification, suspension or termination shall impair the rights of any Participant with respect to an outstanding Bonus Bank without his or her consent, except for amendments made to cause the Plan to comply with applicable law, stock exchange rules or accounting rules. The Committee may terminate the Plan (including by reason of the Committee’s determination not to designate a Performance Period pursuant to the terms and conditions of

Section 3.1 of the Plan), in which case Participants’ Bonus Bank account balances may be distributed in accordance with Treas. Reg. 1.409A-3(j)(4)(ix) promulgated under Section 409A of the Code.

7.8
Non-Exclusivity of Plan.    Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors of the Company or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

7.9
Dispute Resolution.    Any controversy or claim arising out of or related to this Plan or a Participant’s employment with the Company, its subsidiaries or affiliates, or the termination of that employment, shall be resolved by binding arbitration at the election of either the Participant or the Company; the obligation to arbitrate shall also extend to and encompass any claims that a Participant may have or assert against any Company employees, officers, directors or agents. The arbitration shall be pursuant to the then current rules of the American Arbitration Association and shall be held in New York City for employees residing or having a primary NCR business location in the United States; for employees residing or having a primary NCR business location outside the United States, where permitted by local law the arbitration shall be conducted in the regional headquarters city of the Participant’s NCR business organization pursuant to the rules of a reputable national or international arbitration organization. The arbitration shall be held before a single arbitrator who is an attorney. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Plan shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association. If any portion of this Section 7.9 is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section 7.9.

7.10
Section 409A.    It is intended that the Plan shall comply with Section 409A of the Code (and any regulations or other guidance issued thereunder) to the extent the Plan is subject thereto, provided that the Company shall have no liability for any taxes that may be imposed on the Participant by reason of the application of Section 409A of the Code. For the purposes of the Plan, “termination of employment” means the Participant ceases to be employed by the Company for any reason, provided that such cessation of employment constitutes a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding the foregoing provisions of the Plan, in the event that the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable under the Plan during the six-

month period immediately following the separation from service shall instead be paid on the first business day after the date that is six months following the separation from service. Each distribution under the Plan shall be treated as a separate payment for purposes of Section 409A of the Code. In no event shall the Participant, directly or indirectly, designate the calendar year in which Bonus Bank payments will be made. The Plan may be amended, without the consent of the Participant, in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

7.11
Compensation Recovery Policy.    Bonuses, Bonus Credits and Bonus Banks shall constitute “Covered Incentive Compensation” subject to the terms of the Company’s Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”). Accordingly, notwithstanding any other provision of the Plan to the contrary, a Participant may be required to forfeit or repay any or all of the Participant’s Bonuses, Bonus Credits and Bonus Bank pursuant to the terms of the Compensation Recovery Policy. Further, the Company may, to the extent permitted by law, enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time-to-time by the Company to the Participant, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, subject to Section 409A of the Code.

7.12
Overpayment.    In the event of the overpayment to or wrongful receipt of any amounts by a participant pursuant to this Plan, the Plan and the Company shall be entitled to recovery of such funds by remedies including, without limitation, the equitable remedy of constructive trust.

7.13
Successor to Company.    This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

NCR CORPORATION

By: /s/ Andrea L. Ledford
Andrea L. Ledford
SVP, Corporate Services and
Chief Human Resources Officer